As filed with the Securities and Exchange Commission on May 4, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

FIDELITY SOUTHERN CORPORATION

(Exact name of registrant as specified in its charter)

______________________

Georgia	58-1416811
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

490 Piedmont Road NE, Suite 1550

Atlanta, Georgia 30305

(404) 639-6500

(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Fidelity Southern Corporation 2018 Omnibus Incentive Plan

(Full title of the plan)

H. Palmer Proctor

President

3490 Piedmont Road NE, Suite 1550

Atlanta, Georgia 30305

(404) 639-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering Price	Amount of registration fee
Common Stock, no par value	2,642,114 (1)	$22.55 (2)	$59,579,670.70 (2)	$7,417.67

(1)	Amount to be registered consists of 1,250,000 shares of Fidelity Southern Corporation (the “Company”) common stock, no par value (“Common Stock”) that may be issued pursuant to awards granted or exercised under the Fidelity Southern Corporation 2018 Omnibus Incentive Plan (the “Plan”), reduced by grants under the Fidelity Southern Corporation Equity Incentive Plan, as amended (the “Prior Plan”) after December 31, 2017, plus an indeterminate number of additional shares of underlying awards outstanding as of March 8, 2018 under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason and may become issuable under the Plan, plus such indeterminate number of additional securities as may become issuable under the Plan as the result of any future stock splits, stock dividends or similar adjustment of the Common Stock.

(2)	Determined pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and represents the average of the high and low prices of the Company’s common stock reported on the NASDAQ Global Select Market on May 1, 2018.

PART I

INFORMATION REQUIRED IN The Section 10(a) Prospectus

(a)       The documents constituting Part I of this Registration Statement will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)       Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Martha Fleming, the Company’s Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

(c)	The Company’s Current Reports on Form 8-K as filed on April 20, 2018 and April 27, 2018;

(d)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2017;

(e)	The description of the Company’s Common Stock, which is contained in the Company’s Registration Statement filed on Form 10 dated August 27, 1993, and all amendments or reports filed for the purpose of updating that description; and

(f)	All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code provide that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Bylaws contain indemnification provisions that provide that directors and officers of the Company will be indemnified if they are successful on the merits or otherwise in the defense of any proceeding or any claim, issue or matter involved in the proceeding. The indemnification provisions also provide that the Company will indemnify directors and officers when they meet the applicable standard of conduct, regardless if they are successful in the defense of the proceeding or claim, issue or matter. The applicable standard of conduct is met if the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the stockholders or independent legal counsel in each specific case.

The Company may also provide for greater indemnification than that set forth in its Bylaws if it chooses to do so, subject to approval by the Company’s stockholders. The Company may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages, as described below. The Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

In addition, Article 5 of the Company’s Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the stockholders of the Company for breach of a duty as a director. There is no elimination of liability for:

•	any appropriation, in violation of his duties, of any of our business opportunities;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability set forth in the Official Code of Georgia Section 14-2-832; or

•	any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation do not eliminate or limit the right of the Company or its stockholders to seek injunctive or other equitable relief not involving monetary damages.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9.	Undertakings.

(a)       The undersigned Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 4, 2018.

FIDELITY SOUTHERN CORPORATION

By:	/s/ H. Palmer Proctor, Jr.
H. Palmer Proctor, Jr.
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Palmer Proctor, Jr. and Charles D. Christy, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James B. Miller, Jr.	Chief Executive Officer and	May 4, 2018
James B. Miller, Jr.	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Charles D. Christy	Executive Vice President,	May 4, 2018
Charles D. Christy	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ Major General (Ret) David R. Bockel	Director	May 4, 2018
Major General (Ret) David R. Bockel

/s/ Rodney D. Bullard	Director	May 4, 2018
Rodney D. Bullard

/s/ Wm. Millard Choate	Director	May 4, 2018
Wm. Millard Choate

/s/ Dr. Donald A. Harp, Jr.	Director	May 4, 2018
Dr. Donald A. Harp, Jr.

/s/ Kevin S. King, Esq.	Director	May 4, 2018
Kevin S. King, Esq.

/s/ William C. Lankford, Jr.	Director	May 4, 2018
William C. Lankford, Jr.

/s/ Gloria A. O’Neal	Director	May 4, 2018
Gloria A. O’Neal

/s/ H. Palmer Proctor, Jr.	President and Director	May 4, 2018
H. Palmer Proctor, Jr.

/s/ W. Clyde Shepherd III	Director	May 4, 2018
W. Clyde Shepherd III

/s/ Rankin M. Smith, Jr.	Director	May 4, 2018
Rankin M. Smith, Jr.

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Fidelity Southern Corporation, as amended effective December 16, 2008 (incorporated by reference from Exhibit 3(a) to Fidelity Southern Corporation's Form 10-K filed March 17, 2009).
4.2	Articles of Amendment to the Articles of Incorporation of Fidelity Southern Corporation (incorporated by reference from Exhibit 3.1 to Fidelity Southern Corporation's Form 8-K filed November 23, 2010).
4.3	Bylaws of Fidelity Southern Corporation, as amended (incorporated by reference from Exhibit 3(b) to Fidelity Southern Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).
4.4	Amendment to Bylaws of Fidelity Southern Corporation (incorporated by reference from Exhibit 3.2 to Fidelity Southern Corporation's Form 8-K filed November 23, 2010).
4.5	See Exhibits 3(a) and 3(b) for provisions of the Amended and Restated Articles of Incorporation, as amended, and Bylaws, which define the rights of the shareholders.
5.1	Opinion of Alston & Bird LLP.
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on signature page).
99.1	Fidelity Southern Corporation 2018 Omnibus Incentive Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed on April 3, 2018).